UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

THE MOSAIC COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed transaction, the terms and the effect of the proposed transaction, the nature and impact of the proposed transaction, capitalization of The Mosaic Holding Company (“Mosaic”) following completion of the proposed transaction, benefits of the proposed transaction; future strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of Mosaic’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur; the expected timeline for completing the transaction; difficulties with realization of the benefits of the proposed transaction; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan, potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in Mosaic’s reports filed with the Securities and Exchange Commission (“SEC”). Actual results may differ from those set forth in the forward-looking statements.

Additional Information

In connection with the proposed transaction, GNS II (U.S.) Corp. (“M Holdings”) will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Mosaic that also constitutes a prospectus of M Holdings. Mosaic will deliver the final proxy statement/prospectus to its stockholders. Investors and holders of Mosaic securities are strongly encouraged to read the proxy statement/prospectus (and any other relevant documents filed with the SEC) when it becomes available because it will contain important information relating to the proposed transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Mosaic and M Holdings with the SEC, without charge, at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Mosaic’s website at www.mosaicco.com under the tab “Investors”.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Such an offer may be made solely by a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Accordingly, the proxy solicitation for the merger described in this communication has not commenced. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Participants in this Transaction

Mosaic and M Holdings and their respective directors, executive officers and certain other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Mosaic’s stockholders with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Mosaic stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about the executive officers and directors of Mosaic in its Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed with the SEC on July 23, 2010 and in its definitive proxy statement filed with the SEC on August 24, 2010. You can obtain free copies of these documents from Mosaic using the website information above. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement/prospectus and other material to be filed with the SEC in connection with the proposed transaction.

PUBLIC VIDEO SCRIPT

JIM: Good day. Thank you for joining us to hear about our recently announced transaction with Cargill.

I’m Jim Prokopanko, President and Chief Executive Officer of Mosaic.

LARRY: And I’m Larry Stranghoener, Executive Vice President and Chief Financial Officer.

JIM: One of the most frequently asked questions of us is: What are Cargill’s plans for its investment in Mosaic — And today we have that answer for you.

As you have already heard, we announced that Cargill is planning to distribute its 64 percent ownership stake in Mosaic.

Larry and I are pleased to have this opportunity to provide an overview of this transaction, and explain how it will bring opportunities for our Company and our shareholders over the long term. In short, Mosaic is starting a new chapter, and this transaction will ultimately allow Mosaic to become a fully independent publicly held company.

I’d like to start by telling you how this transaction came about.

For many of us at Mosaic, Cargill is a company we’ve known well for years.

Mosaic was formed in 2004 through the merger of Cargill’s crop nutrition business and IMC Global.

Since that time, Cargill has been Mosaic’s largest shareholder.

Following the death of Margaret Cargill in 2006, her estate — including a large number of Cargill shares — were transferred to a number of charitable trusts.

Those trusts have certain cash requirements to help fulfill their own philanthropic missions, and this transaction supports that need.

As you see from our press release, the transaction itself is rather complicated.

However, the benefits are significant.

First, this transaction will enhance Mosaic’s long-term strategic and financial flexibility. This means we will ultimately have more flexibility in terms of our strategy for seizing the opportunities that exist in today’s crop nutrient markets.

Second, the release of the shares will increase our liquidity and public float. By removing the Cargill overhang, we will satisfy the public float criteria for potential future inclusion in the S & P 500 index.

Finally, we have great opportunities in our market place and, with the free hand that this transaction will give us, we will be even better positioned to capitalize on our unique competitive advanges.

As most of you can appreciate, we have received many questions over the years relating to Cargill’s intentions, and this transaction was designed to ensure an orderly distribution of shares and to minimize disruption to the market.

If you’re a Mosaic shareholder, you should note that this transaction will not increase the number of shares outstanding; and therefore, will not be dilutive to earnings per share.

Importantly, our balance sheet and business operations will not change. We will continue to operate our business as usual, leveraging our strong operational and financial position to create value for shareholders.

I should also note that we do not expect the transaction to impact our employees or their day-to-day responsibilities. Additionally, our customers and business partners can continue to count on the same superior levels of service for which we are known.

Over the long term, we expect this transaction will create more value for shareholders by increasing our liquidity in the market and freeing us to make strategic and financial decisions for our business that are in the best interests of our shareholders, and our company.

I’m very excited about what this means for Mosaic and for our future.

And now, I’d now like to turn this over to Larry, who will provide some additional details.

LARRY: Thank you, Jim.

I want to first echo Jim’s sentiments in saying how enthusiastic we all are about this next phase of our evolution.

I also wanted to take this opportunity to provide a brief overview of the structure of the deal.

As Jim mentioned, Cargill will distribute its 64 percent ownership stake in Mosaic. That 64 percent stake equates to roughly 286 million shares of Mosaic.

Obviously this is a large stake, so we have carefully structured the transaction in order to ensure the distribution takes place in an orderly fashion. The transaction has three key steps.

And, I should note that as I refer to specific share amounts in this discussion, those amounts represent estimates, subject to slight modification.

First, Mosaic will recapitalize its shares into three classes, which includes Common shares, Class A shares and Class B shares.

The Class B shares are a high-vote share class, solely with respect to the election of directors.

This is done in order to comply with tax rules regarding split-offs.

After the recapitalization, Cargill will exchange approximately 179 million Mosaic shares in a split-off transaction with the charitable trusts and other participating Cargill shareholders.

In addition, Cargill expects to exchange about 107 million Mosaic shares with Cargill debt holders.

An orderly disposition of shares will then occur over the next several years. Up to 157 million shares are expected to be distributed in the first 15 months following the closing of the transaction, including about 107 million shares held by Cargill debt holders and 50 million shares held by the Charitable Trusts.

In terms of next steps, the Special Committee of our boad is requiring Mosaic’s non-Cargill shareholders to vote on and approve the transaction. We expect it to close in the second calendar quarter 2011, subject to certain conditions, at which time the first offering of shares will be conducted.

Note that the full distribution of Cargill’s ownership stake in Mosaic will take a few years to complete.

We structured the transaction in this manner in order to ensure that the shares were distributed in an orderly way.

I want you to know that our entire management team is fully supportive of this transaction. It has already been approved by Mosaic’s Board and the Special Committee we formed to evaluate it. It has also been approved by the boards of Cargill and the Charitable Trusts.

And with that Jim, I’ll turn it back to you.

JIM: Thank you, Larry.

Mosaic has grown to become a recognized leader in the global agriculture industry and as a fully independent public company we will have additional flexibility to continue delivering on our strategic priorities.

I am optimistic about our future, and I look forward to the opportunities ahead.

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